UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 15, 2025

TLGY Acquisition Corporation

(Exact name of registrant as specified in its charter)

Cayman Islands	001-41101	98-1603634
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4001 Kennett Pike, Suite 302 Wilmington, DE	19807
(Address of principal executive offices)	(Zip Code)

(1) 302-803-6849

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.03. Material Modification to Rights of Security Holders.

The information disclosed in Item 5.07 of this Current Report is incorporated by reference into this Item 3.03 to the extent required.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

The information disclosed in Item 5.07 of this Current Report under the headings “Proposal 1 - Extension Amendment Proposal,” “Proposal 2 - Redemption Limitation Amendment Proposal” and “Proposal 3 - Founder Share Amendment Proposal” (collectively, the “Charter Amendments”) is incorporated by reference into this Item 5.03 to the extent required.

A copy of the special resolutions adopting the Charter Amendments is filed herewith as Exhibit 3.1 and is incorporated herein by reference.

Item 5.07. Submission of Matters to a Vote of Security Holders.

On April 15, 2025, TLGY Acquisition Corp. (the “Company”) held an extraordinary general meeting of its shareholders (the “Extension Meeting”) to approve each of the proposals set forth below. Each of the proposals was approved at the Extension Meeting.

Proposal 1 - Extension Amendment Proposal

The shareholders approved, by special resolution, the proposal to amend the Company’s Amended and Restated Memorandum and Articles of Association (as amended, the “Articles”) to modify the monthly amount that CPC Sponsor Opportunities I, LP and CPC Sponsor Opportunities I (Parallel), LP (the “Sponsors”) or their affiliates or designees must deposit into the Company’s trust account (the “Trust Account”) in order to extend the period of time to consummate an initial business combination by one month, up to twelve times (starting from the first date on which such modified extension payment is made), if requested by the Sponsors and accepted by the Company, from the lesser of $0.02 per outstanding share and $60,000 to the lesser of (x) $0.05 per outstanding share and (y) $25,000. Any amount of the $60,000 paid in order to extend the period of time to consummate a business combination until April 16, 2025, which is paid but unused (due to an additional extension payment, based on the updated monthly amount, made prior to April 16, 2025) may be deducted, on a pro rata basis, from future extension payments. The voting results for such proposal were as follows:

For	Against	Abstain
7,464,999	66,750	0

Proposal 2 - Redemption Limitation Amendment Proposal

The shareholders approved, by special resolution, the proposal to amend the Articles to effect certain amendments to the Charter to remove (i) the limitation that the Company shall not consummate a business combination if it would cause the Company’s net tangible assets to be less than $5,000,001; and (ii) the limitation that the Company shall not redeem public shares in an amount that would cause the Company’s net tangible assets to be less than $5,000,001 following such redemptions. The voting results for such proposal were as follows:

For	Against	Abstain
7,468,499	63,250	0

Proposal 3 - Founder Share Amendment Proposal

The shareholders approved, by special resolution, the proposal to amend the Articles to provide for the right of a holder of the Class B ordinary shares of the Company, par value $0.0001 per share (the “Class B ordinary shares”), to convert their Class B ordinary shares into Class A ordinary shares of the Company, par value $0.0001 per share (the “Class A ordinary shares”), on a one-for-one basis prior to the closing of an initial business combination at the election of the holder. The voting results for such proposal were as follows:

For	Against	Abstain
7,468,499	63,250	0

Proposal 4 – Contingent Right Proposal

The Class A ordinary shareholders approved, by special resolution, the detachment and cancellation of the contingent right attached to each non-redeemed Class A ordinary share sold in the Company’s initial public offering, which right entitles the holder of such Class A ordinary shares to receive at least one-fourth of one redeemable warrant following the business combination redemption time. The voting results for such proposal were as follows:

For	Against	Abstain
2,030,299	66,750	0

In connection with the vote to approve the proposals, holders of 3,227,320 Class A ordinary shares properly exercised their right to redeem their shares for cash at a redemption price of approximately $12.12 per share, for an aggregate of approximately $39.1 million. After the satisfaction of such redemptions, the balance in the Company’s trust account is expected to be approximately $5.9 million.

Following the Extension Meeting, the Sponsors and TLGY Sponsors LLC converted all of their Class B ordinary shares into Class A ordinary shares and, as a result, there are approximately 5,834,587 Class A ordinary shares outstanding, of which approximately 489,887 Class A ordinary shares are subject to future redemptions.

Item 8.01 Other Events.

On April 16, 2025, the Company notified Continental Stock Transfer & Trust Company of its intention to extend the period of time that the Company has to complete its initial business combination (the “Termination Date”) by an additional month for the period from April 17, 2025 to May 16, 2025, subject to the Sponsors or their respective affiliates or designees depositing $24,494.35 (the “Extension Deposit”) into the Trust Account.

On April 16, 2025, the Sponsors or their respective affiliates or designees deposited the Extension Deposit into the Trust Account and, as a result, the Termination Date was extended by one month until May 16, 2025.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

3.1	Copy of the special resolutions amending the Amended and Restated Memorandum and Articles of Association, adopted by shareholders of the Company on April 15, 2025.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 21, 2025

TLGY ACQUISITION CORP.

By:	/s/ Young Cho
Name:	Young Cho
Title:	Chief Executive Officer